                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 99.3


                           AMERICA SERVICE GROUP INC.

             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                                                                       PAGE
                                                                                                       ----
FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm .............................................   F-2
Consolidated Balance Sheets at December 31, 2003 and 2002 ...........................................   F-3
Consolidated Statements of Operations for the years ended December 31, 2003, 2002, and 2001 .........   F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the years ended December 31,
  2003, 2002 and 2001 ...............................................................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001 ..........   F-6
Notes to Consolidated Financial Statements ..........................................................   F-7

FINANCIAL STATEMENT SCHEDULE
Valuation and Qualifying Accounts and Reserves (Schedule II) for the years ended December 31,
  2003, 2002 and 2001................................................................................  F-29

      All other schedules are omitted as the required information is inapplicable or is presented in the Company's Consolidated Financial Statements or the Notes thereto.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
America Service Group Inc.

      We have audited the accompanying consolidated balance sheets of America Service Group Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule on page F-29. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of America Service Group Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U. S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

      As described in Note 2 to the consolidated financial statements, effective January 1, 2002, America Service Group Inc. changed its method of accounting for goodwill. In addition, as described in Notes 2 and 4 to the consolidated financial statements, effective January 1, 2002, America Service Group Inc. changed its method of accounting for certain dispositions of assets and terminations and expirations of contracts.

      As described in Note 2 to the consolidated financial statements, effective January 1, 2001, America Service Group Inc. changed its method of accounting for derivative financial instruments.

                                            /s/ ERNST & YOUNG LLP

Nashville, Tennessee
February 17, 2004, except for Note 25,
as to which the date is August 9, 2004

                           AMERICA SERVICE GROUP INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                                       ----------------------------
                                                                                          2003             2002
                                                                                       ----------       -----------
                                                                                       (SHOWN IN 000'S EXCEPT SHARE
                                                                                           AND PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents .........................................................  $    1,157       $    3,770
  Restricted cash ...................................................................          --            6,250
  Accounts receivable: healthcare and other, less allowances of $1,272, and $327,
    respectively ....................................................................      61,236           72,477
  Inventories .......................................................................       6,640            6,390
  Prepaid expenses and other current assets .........................................      12,104           13,100
                                                                                       ----------       ----------
Total current assets ................................................................      81,137          101,987
Property and equipment, net .........................................................       4,619            6,240
Goodwill, net .......................................................................      43,896           43,896
Contracts, net ......................................................................      10,421           12,048
Other intangibles, net ..............................................................       1,283            1,483
Other assets ........................................................................      17,067           10,394
                                                                                       ----------       ----------
Total assets ........................................................................  $  158,423       $  176,048
                                                                                       ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ..................................................................  $   32,059       $   40,892
  Medical claims liability ..........................................................      20,068           13,697
  Accrued expenses ..................................................................      38,581           33,482
  Deferred revenue ..................................................................       7,962            6,203
  Current portion of loss contract reserve ..........................................         322            3,306
  Current portion of long-term debt .................................................       1,667            1,667
  Revolving credit facility classified as current (see Note 11) .....................         365           41,135
                                                                                       ----------       ----------
Total current liabilities ...........................................................     101,024          140,382
Noncurrent portion of payable to HCS and accrued expenses ...........................      16,513           12,466
Noncurrent portion of loss contract reserve .........................................         402            5,681
Long-term debt, net of current portion ..............................................       1,527            3,194
                                                                                       ----------       ----------
Total liabilities ...................................................................     119,466          161,723
                                                                                       ----------       ----------
Commitments and contingencies
Stockholders' equity
  Common stock, $.01 par value, 10,000,000 shares authorized; 7,054,553 and
    6,122,198 shares issued and outstanding at December 31, 2003 and 2002,
     respectively ...................................................................          71               61
  Additional paid-in capital ........................................................      48,115           36,561
  Stockholders' notes receivable ....................................................         (48)          (1,241)
  Accumulated deficit ...............................................................      (9,181)         (21,056)
                                                                                       ----------       ----------
Total stockholders' equity ..........................................................      38,957           14,325
                                                                                       ----------       ----------
Total liabilities and stockholders' equity ..........................................  $  158,423       $  176,048
                                                                                       ==========       ==========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                           AMERICA SERVICE GROUP INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                              (SHOWN IN 000'S EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                                 2003                2002                2001
                                                              -----------         -----------         -----------
Healthcare revenues ........................................  $   540,552         $   426,382         $   411,293
Healthcare expenses ........................................      503,802             401,238             396,218
Charge for loss contracts ..................................           --                  --               9,475
Reduction in loss contract reserve .........................           --               3,320                  --
                                                              -----------         -----------         -----------
 Gross margin ..............................................       36,750              28,464               5,600
Selling, general, and administrative expenses ..............       14,879              14,411              19,063
Depreciation and amortization ..............................        4,163               4,717               7,129
Strategic initiative and severance expenses ................           --                  --               2,562
                                                              -----------         -----------         -----------
 Income (loss) from operations .............................       17,708               9,336             (23,154)
Interest, net ..............................................        3,663               5,825               5,713
Charge for early retirement of debt ........................           --                 726                  --
                                                              -----------         -----------         -----------
 Income (loss) from continuing operations before
     income taxes ..........................................       14,045               2,785             (28,867)
Income tax provision (benefit) .............................          829                 307              (1,852)
                                                              -----------         -----------         -----------
 Income (loss) from continuing operations ..................       13,216               2,478             (27,015)
Income (loss) from discontinued operations, net of
     taxes .................................................       (1,341)              9,423             (17,828)
                                                              -----------         -----------         -----------
Net income (loss) ..........................................       11,875              11,901             (44,843)
Preferred stock dividends ..................................           --                  --                 163
                                                              -----------         -----------         -----------
Net income (loss) attributable to common shares ............  $    11,875         $    11,901         $   (45,006)
                                                              ===========         ===========         ===========
Net income (loss) per common share - basic:
    Income (loss) from continuing operations ...............  $      2.07         $      0.44         $     (5.14)
    Income (loss) from discontinued operations, net
    of taxes ...............................................        (0.21)               1.68               (3.36)
                                                              -----------         -----------         -----------
    Net income (loss) ......................................  $      1.86         $      2.12         $     (8.50)
                                                              ===========         ===========         ===========
Net income (loss) per common share - diluted:
    Income (loss) from continuing operations ...............  $      2.00         $      0.43         $     (5.14)
    Income (loss) from discontinued operations, net
      of taxes .............................................        (0.20)               1.65               (3.36)
                                                              -----------         -----------         -----------
    Net income (loss) ......................................  $      1.80         $      2.08         $     (8.50)
                                                              ===========         ===========         ===========
Weighted average common shares outstanding:
 Basic .....................................................    6,397,991           5,602,691           5,291,804
                                                              ===========         ===========         ===========
 Diluted ...................................................    6,604,090           5,718,112           5,291,804
                                                              ===========         ===========         ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                           AMERICA SERVICE GROUP INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                      (SHOWN IN 000'S EXCEPT SHARE AMOUNTS)

                                                                                                RETAINED     ACCUMULATED
                                                    COMMON STOCK   ADDITIONAL  STOCKHOLDERS'    EARNINGS        OTHER
                                                 -----------------  PAID-IN       NOTES       (ACCUMULATED  COMPREHENSIVE
                                                   SHARES   AMOUNT  CAPITAL     RECEIVABLES     DEFICIT)        LOSS         TOTAL
                                                 ---------  ------ ----------  -------------  ------------  -------------  --------
BALANCE AT DECEMBER 31, 2000 ................... 4,057,152  $   41 $   18,259  $      (1,384) $     12,049  $          --  $ 28,965
Cumulative effect of change in accounting
  principle ....................................        --      --         --             --            --           (212)     (212)
Unrealized loss on interest rate collar
  agreements ...................................        --      --         --             --            --           (433)     (433)
Net loss .......................................        --      --         --             --       (44,843)            --   (44,843)
                                                                                                                           --------
     Total comprehensive loss ..................                                                                            (45,488)
Issuance of common stock under employee
  stock plan ...................................     9,000      --         35             --            --             --        35
Exercise of options and related tax benefits ...    42,398      --        509             --            --             --       509
Issuance of common stock under incentive
  stock plan ...................................     5,827      --         87             --            --             --        87
Dividends on redeemable preferred stock ........        --      --         --             --          (163)            --      (163)
Interest income on stockholders' notes
  receivable ...................................        --      --         --            (80)           --             --       (80)
Proceeds from stockholders' notes receivable ...        --      --         --             81            --             --        81
Conversion of mandatory redeemable preferred
  stock ........................................ 1,322,751      13     12,487             --            --             --    12,500
                                                 ---------  ------ ----------  -------------  ------------  -------------  --------
BALANCE AT DECEMBER 31, 2001 ................... 5,437,128      54     31,377         (1,383)      (32,957)          (645)   (3,554)
Unrealized gain on interest rate collar ........        --      --         --             --            --            645       645
Net income .....................................        --      --         --             --        11,901             --    11,901
                                                                                                                           --------
     Total comprehensive income ................                                                                             12,546
Sale of common stock, net of issuance costs ....   480,000       5      3,985             --            --             --     3,990
Issuance of common stock under employee
  stock plan ...................................    48,170      --        318             --            --             --       318
Exercise of options and related tax benefits ...    89,454       1        882             --            --             --       883
Exercise of warrants ...........................    67,446       1         (1)            --            --             --        --
Interest income on stockholders' notes
  receivable ...................................        --      --         --            (77)           --             --       (77)
Proceeds from stockholders' notes receivable ...        --      --         --            219            --             --       219
                                                 ---------  ------ ----------  -------------  ------------  -------------  --------
BALANCE AT DECEMBER 31, 2002 ................... 6,122,198      61     36,561         (1,241)      (21,056)            --    14,325
Net income .....................................        --      --         --             --        11,875             --    11,875
                                                                                                                           --------
     Total comprehensive income ................                                                                             11,875
Issuance of common stock under employee
  stock plan ...................................    35,668       1        379             --            --             --       380
Exercise of options and related tax benefits ...   875,411       9     11,175             --            --             --    11,184
Exercise of warrants ...........................    21,276      --         --             --            --             --        --
Interest income on stockholders' notes
  receivable ...................................        --      --         --            (59)           --             --       (59)
Proceeds from stockholders' notes receivable ...        --      --         --          1,252            --             --     1,252
                                                 ---------  ------ ----------  -------------  ------------  -------------  --------
BALANCE AT DECEMBER 31, 2003 ................... 7,054,553  $   71 $   48,115  $         (48) $     (9,181) $          --  $ 38,957
                                                 =========  ====== ==========  =============  ============  =============  ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                           AMERICA SERVICE GROUP INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------
                                                                           2003         2002         2001
                                                                        ----------   ----------   ----------
                                                                              (AMOUNTS SHOWN IN 000'S)
OPERATING ACTIVITIES
Net income (loss) ....................................................  $   11,875   $   11,901   $  (44,843)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization ......................................       4,201        4,813        7,535
  Finance cost amortization ..........................................         566        1,010          952
  Loss on retirement of fixed assets .................................         179           --           --
  Charge for early retirement of debt ................................          --          726           --
  Impairment of long-lived assets ....................................          --           --       13,236
  Increase (reduction in) loss contract reserve ......................       2,786       (3,320)      18,318
  Interest on stockholders' notes receivable .........................         (59)         (77)         (80)
  Other comprehensive income charged to interest expense .............          --          645           --
  Deferred income tax provision ......................................          --           --          817
  Changes in operating assets and liabilities:
    Accounts receivable ..............................................      11,241       (8,014)        (638)
    Inventories ......................................................        (437)       1,356         (250)
    Prepaid expenses and other current assets ........................         996       (4,029)      (5,557)
    Other assets .....................................................      (7,240)      (9,249)         (27)
    Accounts payable .................................................     (12,790)       9,733        9,495
    Medical claims liability .........................................       6,371       (1,541)       3,953
    Accrued expenses .................................................       7,471        9,308        5,617
    Deferred revenue .................................................       1,759        2,042        2,520
    Loss contract reserve ............................................      (4,549)      (6,011)          --
                                                                        ----------   ----------   ----------
          Net cash provided by operating activities ..................      22,370        9,293       11,048
                                                                        ----------   ----------   ----------

INVESTING ACTIVITIES
Capital expenditures .................................................      (1,612)      (1,246)      (1,867)
                                                                        ----------   ----------   ----------
          Net cash used in investing activities ......................      (1,612)      (1,246)      (1,867)
                                                                        ----------   ----------   ----------

FINANCING ACTIVITIES
Net borrowings (payments) on previous line of credit facility ........          --      (58,100)       1,300
Net borrowings (payments) on new line of credit facility .............     (40,770)      41,135           --
Net borrowings (payments) on term loan ...............................      (1,667)       4,861           --
Finance costs ........................................................          --       (1,626)      (1,006)
Restricted cash used to collateralize letters of credit ..............       6,250       (6,250)          --
Payment of mandatory redeemable preferred stock dividends ............          --           --          (61)
Proceeds from stockholders' notes receivable .........................       1,252          219           81
Issuance of common stock .............................................         380        3,990           35
Exercise of stock options ............................................      11,184        1,112          596
                                                                        ----------   ----------   ----------
          Net cash provided by (used in) financing activities ........     (23,371)     (14,659)         945
                                                                        ----------   ----------   ----------

Net increase (decrease) in cash and cash equivalents .................      (2,613)      (6,612)      10,126
Cash and cash equivalents at beginning of year .......................       3,770       10,382          256
                                                                        ==========   ==========   ==========
Cash and cash equivalents at end of year .............................  $    1,157   $    3,770   $   10,382
                                                                        ==========   ==========   ==========

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest ...............................................  $    3,143   $    3,834   $    5,194
                                                                        ==========   ==========   ==========
Cash paid for income taxes ...........................................  $      724   $      279   $    1,948
                                                                        ==========   ==========   ==========

NONCASH TRANSACTIONS

Payable to Health Cost Solutions, Inc. (See Note 3) ..................  $    5,632   $       --   $       --
                                                                        ==========   ==========   ==========
Conversion of mandatory redeemable preferred stock to common stock ...  $       --   $       --   $   12,500
                                                                        ==========   ==========   ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                           AMERICA SERVICE GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

1. DESCRIPTION OF BUSINESS

      America Service Group Inc. ("ASG" or the "Company") and its consolidated subsidiaries provide managed healthcare services to correctional facilities under contracts with state and local governments, certain private entities and a medical facility operated by the Veterans Administration. The health status of inmates impacts the results of operations under such contractual arrangements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Prison Health Services, Inc. ("PHS"), EMSA Limited Partnership, Correctional Health Services, LLC ("CHS") and Secure Pharmacy Plus, LLC ("SPP"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Some of the more significant areas requiring estimates in the financial statements include the recording of the accruals of unbilled medical services calculated based upon a claims payment lag methodology, loss contract reserves, legal contingencies and employee health, workers' compensation and professional and general liability claims for which the Company is substantially self-insured. Estimates change as new events occur, more experience is acquired, or additional information is obtained. A change in an estimate is accounted for in the period of change (see section entitled Contracts and Other Intangibles of this Note and Note 5).

Fair Value of Financial Instruments

      The carrying amounts of the Company's financial instruments reported in the Consolidated Balance Sheets, consisting of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and long-term debt, approximate their fair values.

Revenue and Cost Recognition

      The Company engages principally in fixed price contracts with correctional institutions adjusted for census fluctuations. Such contracts typically have a term of one to three years with subsequent renewal options and generally may be terminated by the correctional institution at will and without cause upon proper notice. Revenues earned under contracts with correctional institutions are recognized in the period that services are rendered. Cash received in advance for future services is recorded as deferred revenue and recognized as income when the service is performed.

      Revenues are calculated based on the specific contract terms and fall into one of three general categories: fixed fee, population based, or cost plus a margin. For fixed fee contracts, revenues are recorded based on fixed monthly amounts established in the service contract. Revenue for population-based contracts is calculated either as a fixed fee adjusted using a per diem rate for variances in the inmate population from predetermined population levels or by a per diem rate times the average inmate population for the period of service. For cost plus contracts, revenues are calculated based on actual expenses incurred during the service period plus a contractual margin. For contracts which include provisions limiting the Company's exposure to off-site medical services utilization or pharmacy utilization, the Company recognizes the additional revenue that would be due from clients based on contract to date utilization compared to the corresponding pro rata contractual limit for such costs. Under all contracts, the Company records revenues net of any estimated contractual allowances for potential adjustments resulting from performance or staffing related criteria. If necessary, the Company revises its estimates for such adjustments in future periods when the actual amount of the adjustment is determined.

      Revenues for the distribution of pharmaceutical and medical supplies are recognized upon delivery of the related products.

      Healthcare expenses include the compensation of physicians, nurses and other healthcare professionals, including any related benefits, and all other direct costs of providing the managed care, including the costs of professional and general liability insurance and other self-funded reserves discussed more fully below. The cost of healthcare services provided or contracted for are recognized in the period in which they are provided based in part on estimates, including an accrual for unbilled medical services rendered through the balance sheet dates based upon a claims payment lag methodology. The claims payment lag methodology utilized for recording amounts for unbilled medical claims is based upon historical payment patterns using actual utilization data, including hospitalization, one day surgeries, physician visits and emergency room and ambulance visits and their corresponding costs. The Company has historically evaluated, and continues to evaluate, the runoff of prior year claims in order to determine the accuracy of its estimation process and appropriately adjust the assumptions inherent in the estimation process for changes to its operating environment and contract portfolio. Differences between the estimated claims liability and the actual claims incurred are recorded, in healthcare expenses in the Consolidated Statements of Operations, in the period in which such differences become known. Whenever such adjustments are required, the Company also adjusts the estimates used in its calculation to take into account the positive or negative trend. In 2003, 2002 and 2001, the Company recorded increases of approximately $888,000, $617,000 and $6.0 million, respectively, to its prior year claims liabilities as a result of differences between actual and estimated claims experience. See Note 5 for discussion of the adjustment recorded in 2001. In addition to its internal process for estimating such liabilities, for contracts which have sufficient claims payment history, the Company obtains an independent actuarial estimation of such liabilities on a monthly basis to evaluate the adequacy of the accrual. The actuarial analysis takes into account historical claims experience (including the average historical costs and billing lag time for such services) and other actuarial data.

      Additionally, reserves have been recorded for the Company's self-insurance retention for certain reported and unreported professional and general liability claims associated with the delivery of medical services and included in accrued expenses and noncurrent portion of accrued expenses on the accompanying Consolidated Balance Sheets.

      The Company accrues losses under its fixed price contracts when it is probable that a loss has been incurred (i.e., expected future healthcare costs and maintenance costs will exceed anticipated future revenue and stop-loss insurance recoveries, if material) and the amount of the loss can be reasonably estimated. The Company performs this loss accrual analysis on a specific contract basis (see Note 3).

Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, demand deposits, money market funds and investments with original maturities of three months or less when purchased. The Company maintains its cash and cash equivalent balances primarily with one high credit quality financial institution. The Company manages its credit exposure by placing its investments in high quality securities and by periodically evaluating the relative credit standing of the financial institution.

Restricted Cash

      Restricted cash represents cash used to collateralize outstanding letters of credit, which collateralize certain performance bonds.

Accounts Receivable

      Accounts receivable represent amounts due from state and local governments and certain private entities for healthcare services provided by the Company and pharmaceutical sales of the Company. Accounts receivable are stated at estimated net realizable value.

Inventories

      Pharmacy and medical supplies inventories are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

      Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for improvements and replacements are capitalized. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and the resulting gain or loss is reflected in the Consolidated Statements of Operations.

Goodwill

      The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets on January 1, 2002, at which time it ceased amortization of goodwill. In accordance with SFAS No. 142, goodwill acquired is reviewed for impairment on an annual basis, at December 31 of each year, or more frequently whenever events or circumstances indicate that the carrying value may not be recoverable. Important factors taken into consideration when evaluating the need for an impairment review, other than the required annual review, include the following:

      - significant underperformance or loss of key contracts relative to expected historical or projected future operating results;

      - significant changes in the manner of use of the Company's assets or in the Company's overall business strategy; and

      -     significant negative industry or economic trends.

      When the Company determines that the carrying value of goodwill may be impaired based upon the existence of one or more of the above indicators of impairment or as a result of its annual impairment review, any impairment is measured using a fair-value-based goodwill impairment test as required under the provisions of SFAS No. 142. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, present value techniques based on estimates of cash flows, or multiples of earnings or revenues performance measures. The fair value of the asset could be different using different estimates and assumptions in these valuation techniques.

      Based on the results of its annual review at December 31, 2003, management has determined that goodwill is not impaired. Future events could cause the Company to conclude that impairment indicators exist and that goodwill is impaired. Any resulting impairment loss could have a material adverse impact on the Company's financial condition and results of operations.

      During 2001, goodwill amortization expense of approximately $2.9 million was computed using the straight-line method over 20 years.

Contracts and Other Intangibles

      The Company periodically evaluates the carrying value of its contract and other intangibles when events and circumstances warrant, generally in conjunction with the annual business planning cycle. If the carrying value of the evaluated asset is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

      The Company amortizes its contract intangibles on a straight-line basis over their estimated useful life. Contract amortization expense totaled approximately $1.6 million, $1.9 million and $1.7 million for 2003, 2002 and 2001, respectively. The estimated useful life of the Company's contract intangibles is determined by an independent appraisal at the time of the acquisition. Subsequent to the acquisition, the Company evaluates the estimated remaining useful life of its contract intangibles on at least a quarterly basis, taking into account new facts and circumstances related to its retention rate for acquired contracts. If such facts and circumstances indicate the current estimated life is no longer reasonable, the Company adjusts the estimated useful life on a prospective basis. For periods prior to July 1, 2002, the estimated useful life of the Company's contract intangibles was 20 years. In the third quarter of 2002, the Company revised the estimated life of the contract intangibles, acquired in its 1999 acquisition of EMSA Government Services, Inc., from 20 years to 10 years. The revised life impacted contract intangibles with a gross value of $11.2 million and resulted in an increase to amortization of approximately $434,000, or $0.08 per fully diluted share, for the year ended December 31, 2002 as compared to the year ended December 31, 2001.

      Other intangibles are comprised primarily of non-compete agreements. Amortization of non-compete agreements is calculated over the term of the related agreements (2 to 10 years) and approximates $200,000, $200,000 and $242,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Other Assets

      Other assets at December 31, 2003 and 2002 include cash deposits totaling $15.8 million and $8.0 million, respectively, which are held by the Company's professional liability insurer. Under the terms of the Company's professional liability insurance policies for 2003 and 2002, this cash will be used by the insurer to pay any professional liability claims made against the Company during those years. Each policy includes a retro premium adjustment under the terms of which any cash deposits in excess of the ultimate losses incurred under these policies after a 42 month period will be refunded to the Company. As discussed further in the Professional and General Liability Insurance section of this Note and Note 19, management monitors the Company's estimated exposure related to claims made under the 2003 and 2002 policies using external and internal evaluations of the merits of the individual claims, analysis of claim history and the estimated reserves assigned by the Company's third-party administrator. Based on this information, management estimates the amount of cash deposits that will be utilized by the insurer to pay losses and the amount that will ultimately be refunded to the Company at the end of the 42-month settlement period.

      Also included in other assets at December 31, 2003 and 2002 are deferred financing costs associated with the Company's credit facility executed in October 2002 (see Note 11). Such costs are being amortized over the life of the credit facility and are included in interest expense on the accompanying Consolidated Statements of Operations. Amortization expense associated with deferred financing costs was approximately $566,000, $1.0 million and $952,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The amortization expense in 2002 and 2001 also included amortization of deferred finance costs associated with a prior credit facility. As discussed further in
Note 11, the remaining balance of these costs associated with the prior credit facility was written-off in the fourth quarter of 2002.

Long-Lived Assets

      SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires the Company to consider whether indicators of impairment of long-lived assets held for use (including the Company's property and equipment, contracts and other intangibles) are present. If such indicators are present, the Company determines whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Accordingly, management periodically evaluates the ongoing value of property and equipment and intangible assets and considers events, circumstances and operating results, including consideration of contract performance at the fixed price contract level, to determine if impairment exists. If long-lived assets are deemed impaired, management adjusts the asset value to fair value (see Note 4).

Income Taxes

      The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the realizability of deferred tax assets on a quarterly basis and provides a valuation allowance against those deferred tax assets if it is more likely than not that the assets will not be realized. At December 31, 2003 and 2002, the Company has recorded a 100% valuation allowance equal to the deferred tax assets after considering deferred tax assets that can be realized through offsets to existing taxable temporary differences. See Notes 12 and 25.

Professional and General Liability Self-Insurance Retention

      The Company maintains its primary professional liability insurance program principally on a claims-made basis. However, the Company assumes certain self-insurance risks resulting from the use of large deductibles in 2000 and 2001 and the use of adjustable premium policies in 2002 and 2003. For 2002 and 2003, the Company is covered by separate policies, each of which contains a 42-month retro-premium with adjustment based on actual losses after 42 months. The Company's ultimate premium for its 2002 policy and its 2003 policy will depend on the final incurred losses related to each of these separate policy periods.

Reserves for estimated losses are provided for on an undiscounted basis using internal and external evaluations of the merits of the individual claims, analysis of claim history and the estimated reserves assigned by the Company's third-party administrator. Any adjustments resulting from the review are reflected in current earnings.

      In addition to its reserves for known claims, the Company maintains a reserve for incurred but not reported claims. The reserve for incurred but not reported claims is recorded on an undiscounted basis. The Company's estimates of this reserve are supported by an independent actuarial analysis which is obtained on a quarterly basis.

Other Self-funded Insurance Reserves

      As of December 31, 2003, the Company has approximately $6.8 million in accrued liabilities for employee health and workers' compensation claims. The Company is significantly self-insured for employee health and workers' compensation claims subject to certain individual case stop loss levels. As such, its insurance expense is largely dependent on claims experience and the ability to control the ultimate cost of claims. The Company accrues the estimated liability for employee health insurance based on its history of claims experience and time lag between the incident date and the date of actual claim payment. The Company accrues the estimated liability for workers' compensation based on internal and external evaluations of the merits of the individual claims, analysis of claim history and the estimated reserves assigned by the Company's third-party administrator. These estimates could change in the future.

Comprehensive Income

      Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with owners) and includes net income, unrealized gains or losses on derivatives that qualify as hedges, net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. The Company's comprehensive income (loss) is presented in the accompanying Consolidated Statements of Changes in Stockholders' Equity.

Strategic Initiative and Severance Expenses

      During 2001, the Company incurred certain strategic initiative expenses. This initiative was discontinued in the third quarter of 2001. Additionally, during the third quarter of 2001, the Company incurred severance expenses related to staffing reductions.

Stock Options

      The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized as the difference between the exercise price of the Company's employee stock options and the market price of the underlying stock on the date of grant.

      Pro forma information regarding net income and earnings per share is required by SFAS No. 123, Accounting for Stock Based Compensation, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                            YEAR ENDED DECEMBER 31,
                           ------------------------
                            2003     2002     2001
                           ------   ------   ------
Volatility ..............    0.9      0.8      0.8
Interest rate ...........    3-4%     4-5%     3-4%
Expected life (years) ...      4        4        3
Dividend yields .........    0.0%     0.0%     0.0%

      The following table illustrates the effect on net income (loss) attributable to common shares and income (loss) per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123 for each of the three years ended December 31, 2003 (in thousands, except per share amounts):

                                                                   2003         2002         2001
                                                                ----------   ----------   ----------
Income (loss) from continuing operations as reported .........  $   13,216   $    2,478   $  (27,015)
Add:    Stock based compensation expense, net of tax,
        included in reported income (loss) from continuing
        operations ...........................................          --           --           --
Deduct: Stock based compensation expense, determined
        under SFAS 123 .......................................        (801)      (1,817)      (1,718)
                                                                ----------   ----------   ----------
Pro forma income (loss) from continuing operations ...........      12,415          661      (28,733)
Income (loss) from discontinued operations, net of taxes .....      (1,341)       9,423      (17,828)
                                                                ----------   ----------   ----------
Pro forma net income (loss) ..................................      11,074       10,084      (46,561)
Preferred stock dividends ....................................          --           --          163
                                                                ----------   ----------   ----------
Pro forma net income (loss) attributable to common shares ....  $   11,074   $   10,084   $  (46,724)
                                                                ==========   ==========   ==========

Pro forma net income (loss) per common share - basic:
   Pro forma income (loss) from continuing operations ........  $     1.94   $     0.12   $    (5.47)
   Pro forma income (loss) from discontinued operations,
   net of taxes  .............................................       (0.21)        1.68        (3.36)
                                                                ----------   ----------   ----------
   Pro forma net income (loss) ...............................  $     1.73   $     1.80   $    (8.83)
                                                                ==========   ==========   ==========
Pro forma net income (loss) per common share - diluted:
   Pro forma income (loss) from continuing operations ........  $     1.88   $     0.11   $    (5.47)
   Pro forma income (loss) from discontinued operations,
   net of taxes  .............................................       (0.20)        1.65        (3.36)
                                                                ----------   ----------   ----------
   Pro forma net income (loss) ...............................  $     1.68   $     1.76   $    (8.83)
                                                                ==========   ==========   ==========

      The resulting pro forma disclosures may not be representative of that to be expected in future years. The weighted average fair value of options granted during 2003, 2002 and 2001, as determined under the fair value provisions of SFAS No. 123, is $10.32, $6.07 and $3.74, respectively. The above pro forma adjustments consider option vesting terms but do not include any offsetting tax benefits due to the Company's deferred tax valuation allowance.

Credit and Other Concentration Risks

      The Company's credit risks relate primarily to cash and cash equivalents, restricted cash, accounts receivable and deposits on professional liability and other insurance programs. Cash and cash equivalents and restricted cash are primarily held in bank accounts and overnight investments. The Company's accounts receivable represent amounts due primarily from governmental agencies. Deposits on professional liability and other insurance programs represent amounts paid by the Company that are subject to future refund from the insurance company which provides the coverage. The Company's financial instruments are subject to the possibility of loss in carrying value as a result of either the failure of other parties to perform according to their contractual obligations or changes in market prices that make the instruments less valuable.

      Substantially all of the Company's revenue for the year ended December 31, 2003 relates to amounts earned under contracts with state and local governments.

      Approximately 18% of the Company's workforce is represented by labor unions.

Recently Issued Accounting Pronouncements

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended in June 2000 by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which requires the Company to recognize all derivatives as assets or liabilities measured at fair value. Changes in fair value are recognized through either earnings or other comprehensive income dependent upon the effectiveness of the hedge instrument. Upon adoption of the provisions of SFAS No. 133, as amended, effective January 1, 2001, the Company maintained three interest collar agreements for a notional amount of $24.0 million. Two of the collars expired during 2002. The third collar was terminated during 2002 at a cost of approximately $165,000. Consistent with the transition provisions of SFAS No. 133, the Company recognized in other comprehensive income a cumulative effect of change in accounting principle equal to the estimated fair value of the derivative instruments.

      In June 2001, the FASB issued SFAS No. 142, which addresses the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 requires that intangible assets with finite useful lives be amortized, and that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. The Company adopted SFAS No. 142 effective January 1, 2002, at which time the amortization of the Company's existing goodwill ceased. Other than the effect on net income of not amortizing goodwill, the adoption of SFAS No. 142 had no effect on the Company's results of operations or financial position. Amortization expense related to goodwill for the year ended December 31, 2001 was approximately $2.9 million.

      The following table reflects unaudited pro forma results of operations of the Company for the year ended December 31, 2001, giving effect to SFAS No. 142 as if it were adopted on January 1, 2001 (in thousands except per share amounts):

                                                             2001
                                                    -----------------------
                                                        AS          PRO
                                                     REPORTED      FORMA
                                                    ----------   ----------
Loss from continuing operations ..................  $  (27,015)  $  (24,162)
Loss from discontinued operations, net of taxes ..     (17,828)     (17,828)
                                                    ----------   ----------
Net loss .........................................     (44,843)     (41,990)
Preferred stock dividends ........................         163          163
                                                    ----------   ----------
Net loss attributable to common shares ...........  $  (45,006)  $  (42,153)
                                                    ==========   ==========
Net loss per common share - basic:
    Loss from continuing operations ..............  $    (5.14)  $    (4.61)
    Loss from discontinued operations ............       (3.36)       (3.36)
                                                    ----------   ----------
    Net loss .....................................  $    (8.50)  $    (7.97)
                                                    ==========   ==========

Net Loss per common share - diluted:
    Loss from continuing operations ..............  $    (5.14)  $    (4.61)
    Loss from discontinued operations ............       (3.36)       (3.36)
                                                    ----------   ----------
    Net loss .....................................  $    (8.50)  $    (7.97)
                                                    ==========   ==========

      The pro forma adjustment for 2001 does not include any offsetting tax expense due to the Company's deferred tax valuation allowance in that year.

      In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"). SFAS No. 144 expanded the scope of financial accounting and reporting of discontinued operations previously addressed in APB No. 30 to require that all components of an entity that have either been disposed of (by sale, by abandonment, or in a distribution to owners) or are held for sale and whose operations and cash flows can be clearly distinguished, operationally and for financial reporting purposes from the rest of the entity, should be presented as discontinued operations. The provisions for presenting the components of an entity as discontinued operations are effective only for disposal activities after the effective date of SFAS No.
144. The Company adopted the provisions of SFAS No. 144 effective January 1, 2002. Pursuant to SFAS No. 144, each of the Company's correctional healthcare service contracts is a component of an entity, whose operations can be distinguished from the rest of the Company. Therefore, when a contract terminates, by expiration or otherwise, the contract's operations generally will be eliminated from the ongoing operations of the Company and classified as discontinued operations. Accordingly, the operations of such contracts, that expired during the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002, net of applicable income taxes, have been presented as discontinued operations and prior period Consolidated Statements of Operations have been reclassified. See Note 4 for a further discussion of discontinued operations.

      In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements concerning its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. The Company adopted FIN 45 effective January 1, 2003. For the year ended December 31, 2003, the Company did not have any guarantees that required recognition as a liability.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), which requires the consolidation of certain variable interest entities, as defined by FIN 46. FIN 46 requires an assessment of contractual arrangements to determine if they represent interests in variable interest entities. Unless they meet the definition of a special purpose entity, variable interest entities will be subject to the consolidation provisions of FIN 46 beginning in fiscal periods ending after March 15, 2004. Additionally, disclosures are required currently if the Company expects to consolidate any variable interest entities in the future. The Company is currently evaluating the consolidation requirements of FIN 46. At this time, the Company does not anticipate that the adoption of this standard will impact the Company's consolidated financial position or results of operation.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150"). SFAS No. 150 requires that an issuer classify certain financial instruments within its scope as a liability (or an asset in some circumstances). Effective July 1, 2003, the Company adopted SFAS No. 150. The adoption of this standard did not impact the Company's consolidated financial position or results of operations.

Reclassifications

      Certain prior period amounts have been reclassified in order to conform to current period presentation.

3. CHARGE FOR LOSS CONTRACTS AND REDUCTION IN LOSS CONTRACT RESERVE

      On a quarterly basis, the Company performs a review of its portfolio of contracts for the purpose of identifying loss contracts and developing a contract loss reserve for succeeding periods. As a result of its fourth quarter 2001 review, the Company identified five non-cancelable contracts that, based upon management's projections, were expected to continue to incur negative gross margins over their remaining terms. In December 2001, the Company recorded a charge of $18.3 million to establish a reserve for future losses under these non-cancelable contracts. Subsequent to 2001, $8.8 million of this charge has been reclassified to income (loss) from discontinued operations due to the adoption of SFAS No. 144 effective January 1, 2001. The five contracts covered by the charge had expiration dates ranging from June 30, 2002 through June 30, 2005. Ninety percent of the charge related to the State of Kansas Department of Corrections (the "Kansas DOC") contract, which was to expire on June 30, 2005, and the City of Philadelphia contract, which was renewable annually, at the client's option, through June 30, 2004.

      In June 2002, the Company and the City of Philadelphia reached a mutual agreement that the contract between PHS and the City of Philadelphia would expire effective June 30, 2002. As a result of the earlier than anticipated expiration of this loss contract, the Company recorded a gain of $3.3 million, in the second quarter of 2002, to reduce its reserve for loss contracts. From July 1, 2002 to September 30, 2002, the Company provided services to the City of Philadelphia under a transition arrangement. Subsequent to September 30, 2002, the Company is continuing to provide healthcare services to the City of Philadelphia under modified contract terms.

      During the quarter ended June 30, 2003, the Company utilized its loss contract reserve at a rate greater than previously anticipated due to an unexpected increase in healthcare expenses associated with the Company's contract to provide services to the Kansas DOC. The primary causes for the increase in healthcare expenses in this contract were hospitalization and outpatient costs. The Company increased its reserve for loss contracts by $4.5 million, as of June 30, 2003, to cover estimated future losses under the Kansas DOC contract, which was to expire in June 2005.

      During the second and third quarters of 2003, the Company participated in active discussions with the Kansas DOC related to a proposal from the Company that would significantly reduce the remaining length of the current contract. In response to the proposal, the Kansas DOC solicited and received proposals from several other vendors to provide healthcare services to the Kansas DOC. After the Kansas DOC's evaluation of the proposals from the other vendors, in August 2003, the Company began discussions with Health Cost Solutions, Inc. ("HCS") and the Kansas DOC related to a proposal pursuant to which HCS would assume the Company's performance obligation under the Kansas DOC contract.

      On August 22, 2003, the Company entered into an assignment and novation agreement with the Kansas DOC to assign the Kansas DOC contract to HCS effective October 1, 2003. The Company also entered into a general assignment, novation and assumption agreement with HCS to transfer the Kansas DOC contract to HCS, effective October 1, 2003. Beginning October 1, 2003, HCS became solely responsible for the performance of the Kansas DOC contract, and the Company has no obligation to the Kansas DOC or to HCS related to HCS' performance of the contract. Under the terms of the Company's agreement with HCS, the Company will pay HCS net consideration of $5.6 million in 21 monthly installments, commencing October 31, 2003 and continuing through June 30, 2005. The net consideration of $5.6 million is comprised of payments of $6.5 million to assume the Company's obligations under the Kansas DOC contract, less $0.9 million related to fixed assets and inventory purchased from the Company by HCS.

      As a result of the financial terms of the Company's agreement with HCS, in the third quarter of 2003, the Company reclassified $6.5 million of its reserve for loss contracts to accounts payable and recorded a gain of $1.7 million, to reduce its reserve for loss contracts. This reduction in the reserve, as well as the second quarter increase in the reserve of $4.5 million, are reflected as components of income (loss) from discontinued operations, net of tax, in the Company's Consolidated Statements of Operations. At December 31, 2003, the Company's payable to HCS totals $5.0 million, with $3.3 million classified as accounts payable and $1.7 million classified as non-current accounts payable on the Company's Consolidated Balance Sheets.

      As of December 31, 2003, the Company had a loss contract reserve totaling $0.7 million, which relates to a county contract that expires on June 30, 2005. Negative gross margin and overhead costs charged against the loss contract reserve related to loss contracts, including contracts classified as discontinued operations, totaled $4.6 million and $6.0 million for the years ended December 31, 2003 and 2002, respectively. The amounts charged against the loss contract reserve during 2002 represented losses associated with all five of the contracts that were identified during 2001. The amounts charged against the loss contract reserve during 2003 relate only to the Kansas DOC contract discussed above and the remaining loss contract, a county contract, which expires on June 30, 2005.

      In the course of performing its reviews in future periods, the Company might identify additional contracts which have become loss contracts due to a change in circumstances. Circumstances that might change and result in the identification of a contract as a loss contract in a future period include unanticipated adverse changes in the healthcare cost structure or the utilization of outside medical services in a contract where such changes are not offset by increased revenue. Should a contract be identified as a loss contract in a future period, the Company would record, in the period in which such identification is made, a reserve for the estimated future losses that would be incurred under the contract. Such a reserve could have a material adverse effect on the Company's results of operations in the period in which it is recorded. See Note 25 for discussion of loss contract identified subsequent to December 31, 2003.

4. DISCONTINUED OPERATIONS

      Pursuant to the provisions of SFAS No. 144 and as previously described in
Note 2, the Company has classified correctional healthcare service contracts that have expired subsequent to January 1, 2002 as discontinued operations. See
Note 25 for discussion of contracts that expired subsequent to December 31, 2003. Contracts which expired in periods prior to 2002 are classified as continuing operations. The components of the income (loss) from discontinued operations are as follows (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                    -----------------------------------
                                                       2003         2002        2001
                                                    ----------   ----------  ----------
Healthcare revenues ..............................  $   39,633   $  133,599  $  141,178
Healthcare expenses ..............................      38,071      124,022     136,521
Increase in loss contract reserve (see Note 3) ...       4,500           --       8,843
Reduction in loss contract reserve (see Note 3) ..       1,714           --          --
                                                    ----------   ----------  ----------
 Gross margin ....................................      (1,224)       9,577      (4,186)
Depreciation and amortization ....................          38           96         406
Impairment of long-lived assets ..................          --           --      13,236
                                                    ----------   ----------  ----------
 Income (loss) from discontinued operations
   before taxes ..................................      (1,262)       9,481     (17,828)
Income tax provision .............................          79           58          --
                                                    ----------   ----------  ----------
Income (loss) from discontinued operations,
 net of taxes ...................................   $   (1,341)  $    9,423  $  (17,828)
                                                    ==========   ==========  ==========

      Approximately $3.7 million and $2.4 million in negative operating margin related to the Company's loss contracts classified as discontinued operations was charged against the Company's loss contract reserve during the years ended December 31, 2003 and 2002, respectively.

      During 2001, the Company was notified that another vendor had been selected to negotiate a contract to provide healthcare services for the Eastern Region of the Pennsylvania Department of Corrections upon the expiration of the Company's contract on December 31, 2002. The Company also anticipated that it would cease operations under the contract with the Yonkers Region of the New York Department of Correctional Services upon the expiration of the Company's contract on May 31, 2002 as the healthcare services were to be assumed by the client. These contracts represented substantially all of the operations acquired in the acquisition of CPS. Given these factors, and in accordance with SFAS No. 121, the Company recorded a non-cash impairment charge of $13.2 million during the second quarter of 2001 representing the excess net goodwill recorded in connection with the aforementioned acquisition of CPS over the fair value of the two contracts. The Company estimated the fair value of the contracts by calculating the net present value of estimated cash flows during the remaining term of the contracts adjusted for certain other factors.

5. CHANGES IN ACCOUNTING ESTIMATES

      During the second quarter of 2001, the Company recorded a change in accounting estimate charge totaling $6.0 million to increase medical claims reserves due to adverse development of prior year medical claims. The portion of this charge that relates to contracts that are in continuing operations for the year ended December 31, 2003 totals $3.3 million and has been included in healthcare expenses on the accompanying 2001 Consolidated Statement of Operations. The portion of this charge that relates to contracts that expired during 2002 and 2003 totals $2.7 million and has been included in income (loss) from discontinued operations, net of taxes, on the accompanying 2001 Consolidated Statement of Operations. The Company operates in an environment that requires the estimation of healthcare claims that are inherently difficult to estimate and are subject to imprecision. The Company estimates its accrual for unbilled medical services using a claims payment lag methodology based upon historical payment patterns using actual utilization data including hospitalization, one-day surgeries, physician visits and emergency room and ambulance visits and their corresponding costs. The estimates used under the Company's methodology relate primarily to the cost of unbilled medical service events and the volume of such events for which the Company will be responsible. The Company estimates the cost of unbilled medical service events by tracking the actual historical event cost rates and using these rates as an indicator of the cost of unbilled events. The volume and rates of experience of historical reported events are used to estimate the volume of unbilled events for which the Company will be responsible. These estimates are subject to change as new events occur, more experience is acquired, or additional information is obtained.

      During the second quarter of 2001, the Company experienced a significant increase in its actual versus expected healthcare claim payments experience related to claims for events prior to December 31, 2000. As a result of this trend, the Company engaged an independent actuary to assist in the estimation of its accrual for unbilled medical services as of June 30, 2001. The Company also performed its own analysis to enhance its own estimation process of the unbilled medical services liability. The Company then considered the results of its internal analysis and the actuarial analyses as compared to the accrual balance reported at December 31, 2000. As a result of these analyses, the Company determined that its accrual for unbilled medical services occurring prior to December 31, 2000 was underestimated by $6.0 million.

      The Company analyzed the $6.0 million difference between its original estimate at December 31, 2000 and its revised December 31, 2000 estimate as of June 30, 2001 and determined that the difference was due to actual medical costs being higher than estimates of such costs as of December 31, 2000 and actual volume of events to be paid by the Company exceeding the estimates of such volume as of December 31, 2000. At December 31, 2000, the Company had derived its estimates related to the cost and volume of events using actual historical cost and volume data, including the most recent data at the end of 2000; however, due to the addition of new contracts in 2000, for which the actual cost and volume experience became available only after December 31, 2000, the actual liabilities incurred exceeded the estimates that had been derived using historical data.

      During 2001, the Company also recorded changes in accounting estimate charges of $1.9 million for certain legal costs and approximately $400,000 for various other charges. The legal costs have been included in selling, general and administrative expenses in the accompanying 2001 Consolidated Statement of Operations. The other charges have been included in healthcare expenses in the accompanying 2001 Consolidated Statement of Operations. The charge for legal costs was primarily related to the bankruptcy of insurance carriers that provided malpractice insurance to the Company.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

      Prepaid expenses and other current assets are stated at amortized cost and comprised of the following (in thousands):

                                        DECEMBER 31,
                                     ------------------
                                       2003      2002
                                     --------  --------
Prepaid insurance .................  $ 11,670  $ 10,458
Prepaid performance bonds .........       253       390
Deposit - appeal bond collateral ..        --     2,035
Prepaid other .....................       181       217
                                     --------  --------
                                     $ 12,104  $ 13,100
                                     ========  ========

7. PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost and comprised of the following (in thousands):

                                      DECEMBER 31,
                                  -------------------     ESTIMATED
                                    2003       2002     USEFUL LIVES
                                  --------   --------   ------------
Leasehold improvements .........  $  1,237   $  1,183      5 years
Equipment and furniture ........    10,764     11,327      5 years
Computer software ..............     1,449      1,404      3 years
Medical equipment ..............     2,485      2,384      5 years
Automobiles ....................        30         14      5 years
                                  --------   --------
                                    15,965     16,312
Less: Accumulated depreciation..   (11,346)   (10,072)
                                  --------   --------
                                  $  4,619   $  6,240
                                  ========   ========

      Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was approximately $2.4 million, $2.7 million and $2.7 million, respectively.

8. OTHER ASSETS

      Other assets are stated at amortized cost and comprised of the following (in thousands):

                                                        DECEMBER 31,
                                                    -------------------
                                                      2003       2002
                                                    --------   --------
Deferred financing costs .........................  $  1,686   $  1,626
Less: Accumulated amortization ...................      (636)       (70)
                                                    --------   --------
                                                       1,050      1,556
Estimated prepaid professional liability claims
  losses .........................................     7,366      4,542
Estimated refundable professional liability
  claims deposits.................................     8,465      3,498
Other refundable deposits ........................       186        798
                                                    --------   --------
                                                    $ 17,067   $ 10,394
                                                    ========   ========

9. CONTRACTS AND OTHER INTANGIBLE ASSETS

      The gross and net values of contracts and other intangible assets consist of the following (in thousands):

                                  DECEMBER 31,
                              -------------------
                                2003       2002
                              --------   --------
Contracts:
    Gross value               $ 15,870   $ 15,870
    Accumulated amortization    (5,449)    (3,822)
                              --------   --------
                              $ 10,421   $ 12,048
                              ========   ========
Non-compete agreements:
    Gross value               $  2,400   $  2,400
    Accumulated amortization    (1,117)      (917)
                              --------   --------
                              $  1,283   $  1,483
                              ========   ========

      Estimated aggregate amortization expense related to the above intangibles for each of the next five years is approximately $1.8 million.

10. ACCRUED EXPENSES

      Accrued expenses consist of the following (in thousands):

                                                DECEMBER 31,
                                            -------------------
                                              2003       2002
                                            --------   --------
Salaries and employee benefits ...........  $ 22,273   $ 21,818
Professional liability claims ............    18,312     13,466
Accrued workers' compensation ............     4,859      3,773
Other ....................................     7,949      6,891
                                            --------   --------
                                              53,393     45,948
Less: Noncurrent portion of professional
  liability claims .......................   (14,812)   (12,466)
                                            --------   --------
                                            $ 38,581   $ 33,482
                                            ========   ========

11. BANKING ARRANGEMENTS

      On October 31, 2002, the Company entered into a new credit facility with CapitalSource Finance LLC (the "CapitalSource Credit Facility"). The CapitalSource Credit Facility matures on October 31, 2005 and includes both a $55.0 million revolving credit facility (the "Revolver") and a $5.0 million term loan (the "Term Loan"). Proceeds from the CapitalSource Credit Facility were used to repay the borrowings outstanding pursuant to the Company's previously existing revolving credit facility (the "Prior Credit Facility"), at which time the Company wrote off approximately $726,000 of deferred loan costs related to the Prior Credit Facility.

      The CapitalSource Credit Facility is secured by substantially all assets of the Company and its operating subsidiaries. At December 31, 2003, the Company had borrowings outstanding under the Revolver totaling $365,000 and $32.6 million available for additional borrowing, based on the Company's collateral base on that date and outstanding standby letters of credit.

      In June 2003, the Company and CapitalSource Finance LLC entered into an amendment to the CapitalSource Credit Facility. Under the terms of the amendment, the Company may have standby letters of credit issued under the loan agreement in amounts up to $10.0 million. The amount available to the Company for borrowings under the CapitalSource Credit Facility is reduced by the amount of each outstanding standby letter of credit. At December 31, 2003, the Company had outstanding standby letters of credit totaling $4.0 million, which were used to collateralize performance bonds. Prior to this amendment, the performance bonds were collateralized by restricted cash. As a result of this amendment, the Company is no longer required to maintain the restricted cash balances that were previously used as collateral for the performance bonds.

      Borrowings under the Revolver are limited to the lesser of (1) 85% of eligible receivables (as defined) or (2) $55.0 million (the "Revolver Capacity"). Interest under the Revolver is payable monthly at the greater of 5.75% or the Citibank N.A. prime rate plus 1.0%. The Company is also required to pay a monthly collateral management fee, equal to an annual rate of 1.38%, on average borrowings outstanding under the Revolver. Additionally, the Company is required to pay a monthly letter of credit fee equal to an annual rate of 3.5% on the outstanding balance of letters of credit issued pursuant to the Revolver.

      Under the terms of the CapitalSource Credit Facility, the Company is required to pay a monthly unused line fee equal to an annual rate of 0.6% on the Revolver Capacity less the actual average borrowings outstanding under the Revolver for the month and the balance of any outstanding letters of credit.

      All amounts outstanding under the Revolver will be due and payable on October 31, 2005. If the Revolver is extinguished prior to July 1, 2005, the Company will be required to pay an early termination fee equal to 1.0% of the Revolver Capacity. In connection with the Revolver, the CapitalSource Credit Facility requires a lockbox agreement, which provides for all cash receipts to be swept daily to reduce borrowings outstanding. This agreement, combined with the existence of a Material Adverse Effect ("MAE") clause in the CapitalSource Credit Facility, requires the Revolver to be classified as a current liability, in accordance with the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement. The MAE clause, which is a typical requirement in commercial credit agreements, allows the lender to require the loan to become due if the lender determines there has been a material adverse effect on the Company's operations, business, properties, assets, liabilities, condition or prospects. The classification of the Revolver as a current liability is a result only of the combination of the two aforementioned factors: the lockbox agreements and the MAE clause. The Revolver does not expire or have a maturity date within one year. As discussed above, the Revolver has a final expiration date of October 31, 2005.

      At December 31, 2003, $3.2 million was outstanding under the Term Loan. The Term Loan requires monthly principal payments of $138,889, through its maturity on October 31, 2005. Interest under the Term Loan is payable monthly at the greater of 8.5% or the Citibank, N.A. prime rate plus 3.5%. Upon expiration of the Term Loan, the Company will be required to pay a fee of $100,000.

      The CapitalSource Credit Facility requires the Company to meet certain financial covenants related to minimum levels of earnings. At December 31, 2003, the Company was in compliance with these covenants. The CapitalSource Credit Facility also contains restrictions on the Company with respect to certain types of transactions including acquisition of the Company's own stock, payment of dividends, indebtedness and sales or transfers of assets.

      The Company is dependent on the availability of borrowings pursuant to the CapitalSource Credit Facility to meet its working capital needs, capital expenditure requirements and other cash flow requirements during 2004. Management believes that the Company can comply with the terms of the CapitalSource Credit Facility and meet its expected obligations throughout 2004. However, should the Company fail to meet its projected results, it may be forced to seek additional sources of financing in order to fund its working capital needs.

12. INCOME TAXES

      Significant components of the provision (benefit) for income taxes, related to continuing operations, included in the accompanying Consolidated Statements of Operations are as follows:

                                  2003      2002       2001
                                --------  --------   --------
Current income taxes:
  Federal                       $     --  $   (320)  $ (3,055)
  State                              829       627        386
                                --------  --------   --------
                                     829       307     (2,669)
                                --------  --------   --------
Deferred income taxes:
  Federal                             --        --        769
  State                               --        --         48
                                --------  --------   --------
                                      --        --        817
                                --------  --------   --------
Income tax provision (benefit)  $    829  $    307   $ (1,852)
                                ========  ========   ========

      In addition to the provision (benefit) for income taxes related to continuing operations included in the accompanying Consolidated Statements of Operations, a deferred tax benefit of $431 is included in other comprehensive loss for the year ended December 31, 2001.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                2003             2002
                                            -------------    -------------
DEFERRED TAX ASSETS/(LIABILITIES):
   Accrued vacation                         $         617    $       1,329
   Bad debt allowance                               1,056              131
   Prepaid insurance                               (1,868)          (1,184)
   Current portion of loss contract
     reserve                                          129            1,322
   Other                                              439              751
                                            -------------    -------------
     Net current deferred tax asset                   373            2,349
     Valuation allowance                             (373)          (2,349)
                                            -------------    -------------
       Current deferred tax asset                      --               --
                                            -------------    -------------
   Self insurance reserves                          3,575            2,691
   Depreciation                                      (302)            (329)
   Amortization                                    (4,285)          (3,495)
   Noncurrent portion of loss contract
     reserve                                          161            2,273
   Other                                              128               --
   Net operating loss carryforwards                 9,722            7,806
                                            -------------    -------------
     Net deferred tax asset                         8,999            8,946
     Valuation allowance                           (8,999)          (8,946)
                                            -------------    -------------
       Noncurrent deferred tax asset                   --               --
                                            -------------    -------------
Net deferred tax asset                      $          --    $          --
                                            =============    =============

      SFAS No. 109 requires the Company to record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." It further states that "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years." At December 31, 2003 and 2002 a 100% valuation allowance has been recorded equal to the deferred tax assets after considering deferred tax assets that can be realized through offsets to existing taxable temporary differences. Assuming the Company achieves sufficient profitability in future years to realize the deferred income tax assets, the valuation allowance will be reduced in future years through a credit to income tax expense and additional paid in capital for amounts related to the exercise of employee stock options. See Note 25 for discussion of reduction of the valuation allowance subsequent to December 31, 2003.

      At December 31, 2003, the Company has federal and state net operating loss carryforwards of $21.0 million and $48.5 million, respectively, which expire at various dates from 2016 through 2022.

      A reconciliation of the federal statutory tax rate to the effective tax rate, related to income (loss) from continuing operations, is as follows:

                                   2003      2002      2001
                                  ------    ------    ------
Federal tax                         35.0%     35.0%    (35.0)%
State income taxes                   5.0       5.0      (4.9)
Nondeductible goodwill               0.6       2.9      (0.7)
Other                                0.1       5.6      (1.5)
Increase (decrease) in valuation
  allowance                        (34.8)    (37.5)     35.7
                                  ------    ------    ------
Effective rate                       5.9%     11.0%     (6.4)%
                                  ======    ======    ======

13. ISSUANCE OF COMMON STOCK

      On October 21, 2002, the Company completed a private placement of 480,000 shares of newly issued common stock at $9.50 per share, realizing proceeds of approximately $4.0 million, net of issuance costs. The net proceeds were used to repay borrowings under the Company's Prior Credit Facility. The Company registered the resale of all of the shares on a Form S-3 registration statement (No. 333-98355), filed with the Securities and Exchange Commission on August 19, 2002 and declared effective on October 18, 2002.

14. MANDATORY REDEEMABLE PREFERRED STOCK

      Mandatory Redeemable Preferred Stock (the "Preferred Stock") consisted of 125,000 shares issued during 1999. Each share of the Preferred Stock was convertible into such number of fully paid and nonassessable shares of common stock as determined by dividing $100.00 by the conversion price ($9.45) at the option of the holder and, upon the occurrence of certain events, at the option of the Company. On January 4, 2001, the market price of the Company's common stock exceeded 225% of the initial conversion price ($9.45 per share) for 45 consecutive trading days triggering the Company's ability to force conversion of the Preferred Stock. As a result, the holders of the Preferred Stock converted all 125,000 shares of Preferred Stock into 1,323,000 shares of the Company's Common Stock on February 5, 2001.

      During 2002, the former holders of the Preferred Stock exercised warrants to purchase 67,500 shares of the Company's common stock at an exercise price of $0.01 per share using a net exercise provision included in the warrant agreement. During 2003, the former holders of the Preferred Stock exercised warrants to purchase 67,500 shares of the Company's common stock at an exercise price of $9.45 per share using a net exercise provision included in the warrant agreement. At December 31, 2003, the Company has no warrants outstanding.

15. STOCK OPTION PLANS

      The Company has an Incentive Stock Plan (the "Incentive Plan") which provides for the granting of options, stock awards and stock appreciation rights to officers, key employees and non-employee directors for up to 1,483,000 shares of the Company's common stock. Awards and vesting periods under the plan are discretionary and are administered by a committee of the Board of Directors. The exercise price of the options cannot be less than the fair market value of the Company's common stock at the date of grant. Options and other benefits expire at such times as the committee determines at the time of grant, but no later than ten years from the grant date.

      On August 30, 1999, stockholders of the Company approved the America Service Group Inc. 1999 Incentive Stock Plan (the "1999 Plan") to allow for the issuance of stock options, restricted stock, stock appreciation rights and for the purchase of shares of the Company's common stock and the extension of recourse loans to certain of the Company's key employees and outside directors to permit them to purchase such shares of common stock. There are 786,000 shares of the Company's common stock available under the 1999 Plan. The exercise price of the options cannot be less than the fair market value of the Company's common stock at the date of grant. Options and other benefits expire at such times as the committee determines at the time of grant, but no later than ten years from the grant date.

      In addition to the Incentive Plan and the 1999 Plan, the Company has also granted options to certain members of executive management to purchase 235,000 shares of the Company's common stock (the "Executive Plans"). The exercise price of these options equaled the fair market value of the Company's common stock at the date of grant. The options expire ten years from the date of grant.

      The following summary presents combined stock option activity under the Incentive Plan, 1999 Plan and Executive Plans for each of the three years in the period ended December 31, 2003:

                                                                       WEIGHTED
                                                                        AVERAGE
                                         OPTIONS     PRICE RANGE     EXERCISE PRICE
                                        ---------  ----------------  --------------
Outstanding, December 31, 2000........  1,423,922  $ 4.50 -- $20.00     $ 13.98
  Granted.............................    253,123    3.10 --  24.63       12.65
  Exercised...........................    (42,398)   4.50 --  15.63       12.38
  Canceled............................   (122,632)   9.69 --  23.35       16.50
                                        ---------
Outstanding, December 31, 2001........  1,512,015    3.10 --  24.63       13.62
  Granted.............................     62,000    4.78 --  10.15        9.72
  Exercised...........................    (89,454)   9.31 --  14.25       11.52
  Canceled............................    (74,068)   9.69 --  23.65       14.84
                                        ---------
Outstanding, December 31, 2002........  1,410,493    3.10 --  24.63       13.48
  Granted.............................     80,500   15.93 --  16.74       16.44
  Exercised...........................   (875,411)   3.10 --  24.63       12.78
  Canceled............................   (101,778)  10.06 --  23.65       16.46
                                        ---------
Outstanding, December 31, 2003........    513,804    3.10 --  24.63       14.40
                                        =========

      At December 31, 2003, there were 18,262 options available for future grants under the above plans. The following summary presents information about stock options outstanding at December 31, 2003:

                        OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
                   -----------------------------                    -----------------------------
                                WEIGHTED AVERAGE
    RANGE OF          NUMBER        REMAINING     WEIGHTED AVERAGE    NUMBER     WEIGHTED AVERAGE
 EXERCISE PRICES   OUTSTANDING  CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
-----------------  -----------  ----------------  ----------------  -----------  ----------------
$  3.10 -- $ 6.30     80,218        7.9 years         $  5.58          72,283         $  5.79
   9.50 --  10.63     62,590        5.7 years           10.37          54,153           10.40
  13.00 --  14.81    117,928        5.4 years           14.28         117,928           14.28
  15.63 --  24.63    253,068        7.6 years           18.24         161,454           18.46
                   ---------                                        ---------
   3.10 --  24.63    513,804        6.9 years           14.40         405,818           13.91
                   =========                                        =========

16. STOCKHOLDERS' NOTES RECEIVABLE

      Under the 1999 Plan, prior to July 29, 2002, the Company was allowed to extend recourse loans to certain of its key employees and outside directors to permit them to purchase shares of the Company's common stock. No loans were issued in 2001, 2002 or 2003 and no future loans will be issued. As of December 31, 2003, the outstanding loans total $48,239. The outstanding loans are included in the accompanying Consolidated Statement of Stockholders' Equity (Deficit) as a reduction of equity.

17. NET INCOME (LOSS) PER SHARE

      The table below sets forth the computation of basic and diluted earnings per share as required by SFAS No. 128, Earnings Per Share, for the three years in the period ended December 31, 2003 (in thousands except share and per share amounts).

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                2003         2002        2001
                                                                             ----------   ----------  ----------
NUMERATOR:
Net income (loss) attributable to common shares ...........................  $   11,875   $   11,901  $  (45,006)
Income (loss) from discontinued operations, net
  of taxes ................................................................      (1,341)       9,423     (17,828)
                                                                             ----------   ----------  ----------
Numerator for basic and diluted income (loss) from continuing operations ..  $   13,216   $    2,478  $  (27,178)
                                                                             ==========   ==========  ==========

DENOMINATOR:
Denominator for basic earnings per share -- weighted average shares .......   6,397,991    5,602,691   5,291,804
Effect of dilutive securities:
 Warrants .................................................................       5,165       49,435          --
 Employee stock options ...................................................     200,934       65,986          --
                                                                             ----------   ----------  ----------
Denominator for diluted earnings per share --
   adjusted weighted average shares and assumed conversions ...............   6,604,090    5,718,112   5,291,804
                                                                             ==========   ==========  ==========

Net income (loss) per common share - basic:
    Income (loss) from continuing operations ..............................  $     2.07   $     0.44  $    (5.14)
    Income (loss) from discontinued operations,
      net of taxes ........................................................       (0.21)        1.68       (3.36)
                                                                             ----------   ----------  ----------
    Net income (loss) .....................................................  $     1.86   $     2.12  $    (8.50)
                                                                             ==========   ==========  ==========
Net income (loss) per common share - diluted:
    Income (loss) from continuing operations ..............................  $     2.00   $     0.43  $    (5.14)
    Income (loss) from discontinued operations,
      net of taxes ........................................................       (0.20)        1.65       (3.36)
                                                                             ----------   ----------  ----------
    Net income (loss) .....................................................  $     1.80   $     2.08  $    (8.50)
                                                                             ==========   ==========  ==========

      Due to the net loss for the year ended December 31, 2001, the effect of the Company's potentially dilutive securities (primarily stock options and warrants) on diluted loss per share during this period was anti-dilutive. For the years ended December 31, 2003 and 2002, there were approximately 360,000 and 1,332,000 options, respectively, to purchase common stock with weighted average exercise prices of $17.79 and $14.09, respectively, excluded from the computation of diluted earnings per share because the options' exercise price was greater than the average market price for the period of the common shares and, therefore, the effect would be anti-dilutive.

      Under SFAS No. 128, when one or more quarters has a loss available to common stockholders, the treasury stock method of computing earnings per share may yield diluted earnings per share amounts for annual periods that do not equal the sum of the individual quarter's diluted earnings per share amounts.

18. OTHER EMPLOYEE BENEFIT PLANS

      The Company has a 401(k) Retirement Savings Plan (the "Plan") covering substantially all employees who have completed one year and 1,000 hours of service. The Plan permits eligible employees to defer and contribute to the Plan a portion of their compensation. The Company may, at the Board's discretion, match such employee contributions to the Plan ranging from 1% to 3% of eligible compensation, depending on the employee's years of participation. The Company made no matching contributions in 2003, 2002 or 2001.

      The Company instituted an Employee Stock Purchase Plan during 1996. The Employee Stock Purchase Plan allows eligible employees to elect to purchase shares of common stock through voluntary automatic payroll deductions of up to 10% of the employee's annual salary. Purchases of stock under the plan are made at the end of two six-month offering periods each year, one beginning on January 1 and one beginning on July 1. At the end of each six-month period, the employee's contributions during that six-month period are used to purchase shares of common stock from the Company at 85% of the fair market value of the common stock on the first or last day of that six-month period, whichever is lower. The employee may elect to discontinue participation in the plan at any time.

19. PROFESSIONAL AND GENERAL LIABILITY SELF-INSURANCE RETENTION

      The Company records a liability for reported and unreported professional and general liability claims. Amounts accrued were $18.3 million and $13.5 million at December 31, 2003 and 2002, respectively, and are included in accrued expenses and non-current portion of accrued expenses on the Consolidated Balance Sheets. Changes in estimates of losses resulting from the continuous review process and differences between estimates and loss payments are recognized in the period in which the estimates are changed or payments are made. Reserves for professional and general liability exposures are subject to fluctuations in frequency and severity. Given the inherent degree of variability in any such estimates, the reserves reported at December 31, 2003 represent management's best estimate of the amounts necessary to discharge the Company's obligations.

      As discussed in Note 5, during 2001, the Company increased its legal reserves for professional and general liability claims $1.9 million primarily as a result of liquidity issues of certain insurance carriers who provided coverage to the Company from 1992 through 1997.

20. COMMITMENTS AND CONTINGENCIES

Operating Leases

      The Company leases office space and equipment under certain noncancelable operating leases.

      Future minimum annual lease payments at December 31, 2003 are as follows (in thousands):

YEAR ENDING DECEMBER 31:
  2004 ...................  $1,409
  2005 ...................   1,191
  2006 ...................   1,086
  2007 ...................   1,037
  2008 ...................     828
  Thereafter .............     285
                            ------
                            $5,836
                            ======

      Rental expense under operating leases was $2.6 million, $2.2 million and $2.3 million for the years ended December 2003, 2002 and 2001, respectively.

Catastrophic Limits

      Many of the Company's contracts require the Company's customers to reimburse the Company for all treatment costs or, in some cases, only out-of-pocket treatment costs related to certain catastrophic events, and/or for AIDS or AIDS-related illnesses. Certain contracts do not contain such limits. The Company attempts to compensate for the increased financial risk when pricing contracts that do not contain individual, catastrophic or specific disease diagnosis-related limits. However, the occurrence of severe individual cases, AIDS-related illnesses or a catastrophic event in a facility governed by a contract without such limitations could render the contract unprofitable and could have a material adverse effect on the Company's operations. For contracts that do not contain catastrophic protection, the Company maintains insurance from an unaffiliated insurer for annual hospitalization amounts in excess of $500,000 per inmate up to an annual per inmate cap of $2.0 million. The Company believes this insurance significantly mitigates its exposure to unanticipated expenses of catastrophic hospitalization. Catastrophic insurance premiums and recoveries, neither of which is significant, are included in healthcare expenses. Receivables for insurance recoveries, which are not significant, are included in accounts receivable.

Litigation and Claims

      Polk County matter. During 2003, the Company was successful on its appeal of a previous summary judgment granted against it in January 2002 on an indemnification claim by the insurer of a client. The case has now been remanded to the lower court in accordance with the appelate court's opinion as discussed below. In December 1995, the Florida Association of Counties Trust ("FACT"), as the insurer for the Polk County Sheriff's Office, and the Sheriff of Polk County, Florida, brought an action against PHS in the Circuit Court, 10th Judicial Circuit, Polk County, Florida seeking indemnification for $1.0 million paid on behalf of the plaintiffs for settlement of a lawsuit brought against the Sheriff's Office. The recovery is sought for amounts paid in settlement of a wrongful death claim brought by the estate of an inmate who died as a result of injuries sustained from a beating from several corrections officers employed by the Sheriff's Office. In addition, the Sheriff's Office released the Company from liability for this claim subsequent to filing the lawsuit. The plaintiffs contend that an indemnification provision in the contract between PHS and the Sheriff's Office obligates the Company to indemnify the Sheriff's Office against losses caused by its own wrongful acts. The Company was represented by counsel provided by Reliance Insurance Company ("Reliance"), the Company's insurer. In April 2001, FACT's motion for summary judgment on the question of liability for indemnity was denied, but on rehearing in July 2001 the prior denial was reversed and summary judgment was granted. In October 2001, Reliance filed for receivership. In January 2002, the court entered final judgment in favor of FACT for approximately $1.7 million at a hearing at which the Company was not represented, as counsel provided by Reliance had simultaneously filed a motion to withdraw. The Company retained new counsel in February 2002 and obtained a reversal of the summary judgment motion on October 31, 2003. In the fourth quarter of 2003, the Company's appeal bond in the amount of $2.0 million was released. At December 31, 2002, the amount paid for the appeal bond was classified as a deposit and included in prepaid expenses and other current assets on the Company's Consolidated Balance Sheets. The case has been remanded to the trial court to determine if the actions of the officers, for which some of them were indicted and convicted, were intentional and whether the claims for which indemnity was sought arose out of the provision of medical services and not the actions of the officers. The Company believes it will be successful at the trial court level. However, in the event that the Company is not successful at the trial court level, an adverse judgment could have a material adverse effect on the Company's financial position and its quarterly or annual results of operations. The Company has entered into possible settlement negotiations with the plaintiffs. As of December 31, 2003, the Company has reserved approximately $500,000 related to probable costs associated with this proceeding.

      Florida Attorney General investigation. Two of the Company's operating subsidiaries, EMSA and PHS, have been involved in a sporadic investigation by the Florida Attorney General's office related to Medicaid reimbursement issues from December 1, 1998 to the present. The Company acquired EMSA in early 1999. Although neither the Company nor its subsidiaries have ever billed Medicaid for reimbursement, the Florida Attorney General's office has been investigating allegations, first raised related to EMSA in 1997, that correctional healthcare providers may have played an indirect role in the submission by independent healthcare providers of unallowable Medicaid claims for the treatment of inmates. The Company and its subsidiaries are cooperating fully with the investigation. Based upon recent discussions with the Florida Attorney General's office, the Company believes that the Florida Attorney General's office intends to pursue a claim against the Company as part of the State's industry-wide investigation of billing practices for inmate healthcare in Florida.

      As part of these ongoing discussions, the Company requested the medical claims data from the Florida Attorney General's office that formed the basis for such allegations. This data identifies approximately $3.25 million of Medicaid payments to independent providers from December 1998 through 2003. The Company is currently in the process of reviewing the data and comparing it with its own and other publicly-available records to determine the best course of action to resolve this matter. Subject to further analysis of the data by the Company and the Florida Attorney General's office, the total value of the Medicaid payments in question to independent providers may be more or less than $3.25 million. Should a settlement of this matter become necessary, the Company is not able to predict whether the amount of a settlement would be more or less than $3.25 million. In addition to restitution of amounts ultimately identified as the responsibility of the Company, some portion or all of such Medicaid payments may be subject to additional fines and penalties. The Company will continue to cooperate with the Florida Attorney General's office to seek a prompt, appropriate resolution. It is possible that this matter could result in a material impact on the Company's financial results as a result of ongoing legal fees related to the matter, potential litigation by the Florida Attorney General's office or a potential negotiated settlement. At this time, the Company cannot quantify or predict the actual impact of this matter on the Company's financial results. Given the uncertain financial resolution of this matter, no contingent liability has been accrued at this time. See Note 25 for discussion of developments in this matter subsequent to December 31, 2003.

      Other matters. In addition to the matter discussed above, the Company is a party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. An estimate of the amounts payable on existing claims for which the liability of the Company is probable is included in accrued expenses at December 31, 2003 and 2002. The Company is not aware of any material unasserted claims and, based on its past experience, would not anticipate that potential future claims would have a material adverse effect on its consolidated financial position or results of operations. See Note 25 for discussion of developments in other legal matters subsequent to December 31, 2003.

Performance Bonds

      The Company is required under certain contracts to provide performance bonds. At December 31, 2003, the Company has outstanding performance bonds totaling approximately $27.9 million. These performance bonds are collateralized by letters of credit totaling $4.0 million (see Note 11).

21. RELATED PARTY TRANSACTION

      During 2001, the Company entered into a consulting arrangement with an entity affiliated with a member of its board of directors. The Company paid consulting fees totaling approximately $164,000 in 2001 under this arrangement. During 2003 and 2002, the Company paid approximately $40,000 and $94,000, respectively, to this related entity.

22. MAJOR CUSTOMERS

      The following is a summary of revenues from major customers, as compared to revenues from both continuing and discontinued operations combined (in thousands):

                                                                      YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------------------
                                                           2003                 2002                 2001
                                                    ------------------   ------------------   ------------------
                                                    REVENUE    PERCENT    REVENUE   PERCENT   REVENUE    PERCENT
                                                    --------  --------   --------  --------   --------  --------
New York City Health and Hospitals
    Corporation .............................       $ 88,055      15.2%  $ 87,069      15.5%  $ 81,246      14.7%
Commonwealth of Pennsylvania Department of
    Corrections (previous contracts) ........             --        --     53,800       9.6     53,504       9.7
Commonwealth of Pennsylvania Department of
    Corrections (new contract) ..............         19,296       3.3         --        --         --        --
Maryland Department of Public Safety and
    Correctional Services ...................         53,998       9.3     51,414       9.2     49,001       8.9

      The Company's previous contracts with the State of Pennsylvania expired during 2002 and, as a result, have been classified as discontinued operations.

23. SEGMENT DATA

      The Company has two reportable segments: correctional healthcare services and pharmaceutical distribution services. The correctional healthcare services segment contracts with state, county and local governmental agencies to provide healthcare services to inmates of prisons and jails. The pharmaceutical distribution services segment contracts with federal, state and local governments and certain private entities to distribute pharmaceuticals and certain medical supplies to inmates of correctional facilities. The accounting policies of the segments are the same as those described in Note 2. The Company evaluates segment performance based on each segment's gross margin without allocation of corporate selling, general and administrative expenses, interest expense or income tax provision (benefit).

      The following table presents the summary financial information related to each segment that is used by the Company's chief operating decision maker (in thousands):

                                              CORRECTIONAL  PHARMACEUTICAL  ELIMINATION OF
                                               HEALTHCARE    DISTRIBUTION    INTERSEGMENT
                                                SERVICES       SERVICES         SALES       CONSOLIDATED
                                              ------------  --------------  --------------  ------------
Year ended December 31, 2003:
    Healthcare revenues                       $    497,510   $     76,376   $    (33,334)   $    540,552
    Healthcare expenses                            464,479         72,657        (33,334)        503,802
                                              ------------   ------------   ------------    ------------
    Gross margin                              $     33,031   $      3,719   $         --    $     36,750
                                              ============   ============   ============    ============
    Depreciation and amortization expense     $      3,189   $        974   $         --    $      4,163
                                              ============   ============   ============    ============

Year ended December 31, 2002:
    Healthcare revenues                       $    395,438   $     74,478   $    (43,534)   $    426,382
    Healthcare expenses                            372,520         72,252        (43,534)        401,238
    Reduction in loss contract reserve               3,320             --             --           3,320
                                              ------------   ------------   ------------    ------------
    Gross margin                              $     26,238   $      2,226   $         --    $     28,464
                                              ============   ============   ============    ============
    Depreciation and amortization expense     $      3,779   $        938   $         --    $      4,717
                                              ============   ============   ============    ============

Year ended December 31, 2001:
    Healthcare revenues                       $    365,219   $     91,172   $    (45,098)   $    411,293
    Healthcare expenses                            353,834         87,482        (45,098)        396,218
    Charge for loss contracts                        9,475             --             --           9,475
                                              ------------   ------------   ------------    ------------
    Gross margin                              $      1,910   $      3,690   $         --    $      5,600
                                              ============   ============   ============    ============
    Depreciation and amortization expense     $      6,264   $        865   $         --    $      7,129
                                              ============   ============   ============    ============

                          CORRECTIONAL  PHARMACEUTICAL
                           HEALTHCARE    DISTRIBUTION
                            SERVICES       SERVICES     CONSOLIDATED
                          ------------  --------------  ------------
As of December 31, 2003:
    Inventory             $      3,794  $       2,846   $      6,640
                          ============  =============   ============
    Fixed assets, net     $      2,779  $       1,840   $      4,619
                          ============  =============   ============
    Goodwill              $     40,771  $       3,125   $     43,896
                          ============  =============   ============
    Total assets          $    147,346  $      11,077   $    158,423
                          ============  =============   ============

As of December 31, 2002:
    Inventory             $      3,267  $       3,123   $      6,390
                          ============  =============   ============
    Fixed assets, net     $      3,620  $       2,620   $      6,240
                          ============  =============   ============
    Goodwill              $     40,771  $       3,125   $     43,896
                          ============  =============   ============
    Total assets          $    163,898  $      12,150   $    176,048
                          ============  =============   ============

As of December 31, 2001
    Inventory             $      4,036  $       3,711   $      7,747
                          ============  =============   ============
    Fixed assets, net     $      4,591  $       3,236   $      7,827
                          ============  =============   ============
    Goodwill              $     40,771  $       3,125   $     43,896
                          ============  =============   ============
    Total assets          $    144,535  $      15,773   $    160,308
                          ============  =============   ============

24. QUARTERLY FINANCIAL DATA (UNAUDITED)

      As discussed further in Notes 2 and 4, the Company follows the guidance in SFAS No. 144, which requires that terminated or expired correctional healthcare service contracts be eliminated from the ongoing operations of the Company and classified as discontinued operations. Accordingly, the operations of such contracts, that expired during the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002, net of applicable income taxes, have been presented as discontinued operations and prior period quarterly financial data has been reclassified.

      The following is a summary of the Company's unaudited quarterly statements of operations data for 2003 and 2002 (in thousands except per share data):

                                                                                   2003
                                                         -------------------------------------------------------
                                                             FIRST        SECOND          THIRD       FOURTH
                                                            QUARTER      QUARTER         QUARTER      QUARTER
                                                         ------------  ------------   ------------  ------------
Healthcare revenues ...................................  $    122,497  $    126,565   $    135,941  $    155,549
Gross margin ..........................................         7,769         7,457          8,918        12,606
Income from continuing operations .....................         1,997         1,634          3,027         6,558
Income (loss) from discontinued operations, net of
  taxes................................................           902        (3,559)         2,300          (984)
Net income (loss) attributable to common shares .......         2,899        (1,925)         5,327         5,574

Net income per common share - basic:
    Income from continuing operations .................          0.32          0.26           0.48          0.97
    Income (loss) from discontinued operations, net
      of taxes ........................................          0.15         (0.57)          0.36         (0.14)
    Net income (loss) .................................          0.47         (0.31)          0.84          0.83

Net income per common share - diluted:
    Income from continuing operations .................          0.31          0.25           0.46          0.93
    Income (loss) from discontinued operations, net
      of taxes ........................................          0.15         (0.55)          0.35         (0.14)
    Net income (loss) .................................          0.46         (0.30)          0.81          0.79

                                                                                 2002
                                                         -------------------------------------------------------
                                                             FIRST         SECOND         THIRD       FOURTH
                                                            QUARTER        QUARTER       QUARTER      QUARTER
                                                         ------------  ------------   ------------  ------------
Healthcare revenues ...................................  $    100,141   $    102,997  $    107,915  $    115,329
Gross margin ..........................................         5,946          9,225         6,937         6,356
Income (loss) from continuing operations ..............          (608)         2,674           775          (363)
Income from discontinued operations, net of taxes .....         2,587          2,634         1,510         2,692
Net income attributable to common shares ..............         1,979          5,308         2,285         2,329
Net income per common share - basic:
    Income (loss) from continuing operations ..........         (0.11)          0.49          0.14         (0.06)
    Income from discontinued operations, net of
      taxes ...........................................          0.47           0.48          0.27          0.45
    Net income ........................................          0.36           0.97          0.41          0.39
Net income per common share - diluted:
    Income (loss) from continuing operations ..........         (0.11)          0.48          0.14         (0.06)
    Income from discontinued operations, net of
      taxes ...........................................          0.47           0.47          0.27          0.44
    Net income ........................................          0.36           0.95          0.41          0.38

      See Notes 4 and 25 for a discussion of discontinued operations and Note 3 for a discussion of adjustments to the Company's reserve for loss contracts in the second quarter of 2002 and the second and third quarters of 2003.

25. SUBSEQUENT EVENTS

      Settlement of Florida Legal Matter. On March 30, 2004, EMSA Limited Partnership, a subsidiary of the Company, entered into a settlement agreement with the Florida Attorney General's office, related to allegations, first raised in connection with an investigation of EMSA Correctional Services in 1997, that the Company may have played an indirect role in the improper billing of Medicaid by independent providers treating incarcerated patients. The Company recorded a charge of $5.2 million in its results of operations for the first quarter of 2004, reflecting the settlement with the Florida Attorney General's office and related legal expenses.

      Reserve for Loss Contracts. Effective June 1, 2004, the Company recorded a pre-tax contract charge of $6.8 million to cover estimated future losses and allocated corporate overhead under the Maryland Department of Public Safety and Correctional Services contract until its expiration on June 30, 2005.

      Income Taxes. Effective June 30, 2004, based upon the Company's results of operations, since December 31,2001, and its expected profitability in this and future years, the Company has concluded that it is more likely than not that substantially all of its net deferred tax assets will be realized. As a result, substantially all of the valuation allowance applied to such net deferred tax assets has been reversed in the second quarter of 2004. Reversal of the valuation allowance resulted in a non-cash income tax benefit in the second quarter of 2004 totaling $5.3 million.

      EMSA Lease Matter. On July 12, 2004, EMSA Limited Partnership, a limited partnership owned by the Company, received an unexpected adverse jury verdict in Florida of approximately $1.2 million plus potential interest. This verdict relates to a 12 year old case involving a lease dispute in connection with a line of business managing physician clinics operated by EMSA Limited Partnership prior to its acquisition by the Company in 1999. The Company did not acquire this line of business or assume the expired sublease from the seller under the transaction. The Company has, to date, been forced to defend the case as the seller has not yet assumed responsibility. The jury verdict is not a final judgment and the Company will be pursuing relief from the primary amount of the verdict when the judge hears post-verdict motions in late August. As of June 30, 2004, the Company recorded a reserve of $500,000, which represents management's current estimate of probable losses related to this matter. However, upon final resolution, the ultimate cost of this matter may differ from the reserve recorded at June 30, 2004 and could have a material adverse effect on the Company's financial position, results of operations and cash flows.

      Discontinued operations. During the six months ended June 30, 2004, four of the Company's correctional healthcare service contracts expired. The operations of these contracts have been eliminated from the continuing operations of the Company and classified as discontinued operations in the accompanying consolidated statements of operations.

                                                                     SCHEDULE II

                           AMERICA SERVICE GROUP INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                                    ADDITIONS
                                      BALANCE AT    CHARGED TO                   BALANCE AT
                                     BEGINNING OF    COSTS AND                     END OF
                                        PERIOD       EXPENSES     DEDUCTIONS       PERIOD
                                     ------------  ------------  ------------   ------------
DECEMBER 31, 2003
Allowance for doubtful accounts ...  $        327  $      2,302  $     (1,357)  $      1,272
DECEMBER 31, 2002
Allowance for doubtful accounts ...           344         1,019        (1,036)           327
DECEMBER 31, 2001
Allowance for doubtful accounts ...           205           855          (716)           344